UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2013

AMERICAN GREETINGS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	001-13859	34-0065325
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

One American Road

Cleveland, Ohio 44144

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On August 7, 2013, American Greetings Corporation, an Ohio corporation (the “Company”), held a special meeting of shareholders to vote on a proposal to adopt the previously disclosed Agreement and Plan of Merger, dated March 29, 2013, among the Company, Century Intermediate Holding Company, a Delaware corporation (“Parent”), and Century Merger Company, an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), as amended by Amendment No. 1 to Agreement and Plan of Merger, among the Company, Parent and Merger Sub (the “Merger Agreement”) and the merger contemplated thereby (the “Merger”). On August 9, 2013 (the “Closing Date”), the Company completed the Merger. As a result of the Merger, the Company is now wholly owned by Parent, which was formed by Morry Weiss, the Chairman of the Board of the Company, Zev Weiss, the Chief Executive Officer of the Company, Jeff Weiss, the President and Chief Operating Officer of the Company, and certain other members of the Weiss family and related entities.

Item 1.01. Entry into a Material Definitive Agreement

Merger Sub Credit Agreement

On the Closing Date, Merger Sub, Parent and the Canadian Borrowers (as defined therein) entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as the global administrative agent, PNC Bank, National Association (“PNC”), as the revolver agent, the swing line lender, an issuer of letters of credit and the collateral agent, and the lenders and other agents party thereto.

Following the consummation of the Merger, the Company is the borrower under the Credit Agreement, which provides for a $350 million term loan facility (the “Term Loan Facility”) and a $250 million revolving credit facility (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The Term Loan Facility was fully drawn on the Closing Date. The Company may elect to increase the commitments under each of the Term Loan Facility and the Revolving Credit Facility up to an aggregate amount of $150 million. The proceeds of the term loans and revolving loans borrowed on the Closing Date were used to (a) refinance in full all indebtedness outstanding under the 2010 Credit Agreement (as defined in Item 1.02) and certain other indebtedness of the Company and its subsidiaries, (b) fund a portion of the consideration for Parent’s acquisition of 100% of the equity interests in the Company pursuant to the Merger Agreement, and (c) pay fees and expenses associated therewith. After the Closing Date, revolving loans borrowed under the Credit Agreement will be used to provide working capital and funds for general corporate purposes. All of the indebtedness under the Credit Agreement is guaranteed by the Company’s material domestic subsidiaries and Parent and secured by substantially all of the assets of the Company and the guarantors.

The interest rate per annum applicable to loans under the Credit Facilities will be, at the Company’s option, equal to either (i) the base rate plus the applicable margin or (ii) the relevant adjusted Eurodollar rate for an interest period of one, two, three or six months (as selected by the Company) plus the applicable margin.

The base rate will be a fluctuating per annum rate of interest equal to the highest of (a) 1.75%, (b) the federal funds open rate, plus 50 basis points, (c) the prime rate of PNC, in its capacity as the revolver agent, in the case of a revolving loan, or the prime rate of Bank of America, in its capacity as the global agent, in the case of a term loan, and (d) the daily LIBOR rate, plus 100 basis points. The adjusted Eurodollar rate will be equal to the London interbank offered rates for U.S. Dollars quoted by Bloomberg or the appropriate successor, divided by a number equal to 1 minus the maximum percentage in effect on such day for determining reserve requirements, as prescribed by the Board of Governors of the Federal Reserve System.

The applicable margin will be (i) (A) 200 basis points for revolving loans that are base rate loans, and (B) 300 basis points for revolving loans that are fixed rate loans and (ii) (A) 225 basis points for term loans that are base rate loans, and (B) 325 basis points for term loans that are fixed rate loans.

The Term Loan Facility will mature on August 9, 2019 and the Revolving Loan Facility will mature on August 9, 2018. The Term Loan Facility requires quarterly principal payments beginning February 28, 2014.

The Credit Agreement contains certain customary covenants, including covenants that limit the ability of the Company, its subsidiaries and Parent to, among other things, (i) incur or suffer to exist certain liens, (ii) make investments, (iii) enter into consolidations, mergers, acquisitions and sales of assets, (iv) incur or guarantee additional indebtedness, (v) make distributions, (vi) enter into agreements that restrict the ability to incur liens or make distributions and (vii) engage in transactions with affiliates. In addition, the Credit Agreement contains financial covenants that require the Company to maintain a total leverage ratio and interest coverage ratio in accordance with the limits set forth therein.

The Credit Agreement contains customary events of default including, without limitation, the representations and warranties made in or in connection with the loan documents entered into in connection with the Credit Agreement prove to have been untrue in any material respect when made, the failure to make required payments, the failure to comply with certain agreements or covenants, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, the failure to pay certain judgments and a Change of Control (as defined therein). If such an event of default occurs, the lenders under the Credit Agreement would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

The above description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Eighth Amendment to Amended and Restated Receivables Purchase Agreement

On the Closing Date, the Company amended its Amended and Restated Receivables Purchase Agreement, dated as of October 24, 2006 (as amended, restated, modified or supplemented, the “RPA”), among AGC Funding Corporation, a Delaware corporation and wholly-owned consolidated subsidiary of the Company, the Company, as servicer, members of the various purchaser groups from time to time party thereto, and PNC, as administrator and an issuer of letters of credit. Pursuant to the amendment, Market Street Funding LLC, a Delaware limited liability company (“Market Street”), as a conduit purchaser and related committed purchaser, assigned all of its rights under, interests in, title to, and obligations under the RPA and the other Transaction Documents (as defined in therein, and together with the RPA, the “Assigned Documents”) to PNC, ceasing to be a party to the RPA. PNC purchased and assumed all of Market Street’s rights under, interests in, title to, and obligations under the Assigned Documents, becoming a party to the RPA as a related committed purchaser.

The amendment modifies the RPA by providing for a scheduled termination date that is 364 days following the date of the amendment, subject to two (2) additional, consecutive 364 day terms with the consent of the parties thereto. The amendment also, among other things, permits the Merger, substitutes references to the “Euro-Rate” with “LMIR”, and changes the definition of the base rate to equal the higher of (i) the rate of interest in effect for such day as publicly announced from time to time by PNC as its prime rate, and (ii) 0.50% per annum above the federal funds rate.

The above description of the amendment to the RPA does not purport to be complete and is qualified in its entirety by reference to the amendment, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

PNC, which is the revolver agent under the Credit Agreement and the administrator under the RPA, has in the past provided, is currently providing and may in the future provide advisory and lending services to, or engage in transactions with, the Company and its subsidiaries or affiliates (including through certain subsidiaries or affiliates of PNC). PNC has received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates for such services and in respect of such transactions.

Item 1.02. Termination of a Material Definitive Agreement

In connection with entering into the Credit Agreement, on the Closing Date, the Company terminated its $350 million five-year revolving credit facility pursuant to the Amended and Restated Credit Agreement, dated as of June 11, 2010, by and among the Company, the lenders party thereto, PNC, as the global agent, and the other parties and agents set forth therein.

Item 2.03. Creation of Direct Financial Obligation

The disclosure set forth above under Item 1.01, “Entry into a Material Definitive Agreement,” is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 9, 2013 (the “Credit Agreement”), among Century Merger Company, Century Intermediate Holding Company, the Canadian Borrowers from time to time party thereto, Bank of America, N.A., as the global administrative agent, PNC Bank, National Association, as the revolver agent, swing line lender, an issuer of letters of credit and the collateral agent, and the lenders and other agents party thereto.

10.2	Eighth Amendment to Amended and Restated Receivables Purchase Agreement, dated as of August 9, 2013, among AGC Funding Corporation, American Greetings Corporation, as servicer, PNC Bank, National Association, as purchaser agent , administrator for each purchaser group and an issuer of letters of credit, and Market Street Funding LLC, as a conduit purchaser and related committed purchaser.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2013

AMERICAN GREETINGS CORPORATION

By:	/s/ Christopher W. Haffke
Name:	Christopher W. Haffke
Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 9, 2013 (the “Credit Agreement”), among Century Merger Company, Century Intermediate Holding Company, the Canadian Borrowers from time to time party thereto, Bank of America, N.A., as the global administrative agent, PNC Bank, National Association, as the revolver agent, swing line lender, an issuer of letters of credit and the collateral agent, and the lenders and other agents party thereto.

10.2	Eighth Amendment to Amended and Restated Receivables Purchase Agreement, dated as of August 9, 2013, among AGC Funding Corporation, American Greetings Corporation, as servicer, PNC Bank, National Association, as purchaser agent , administrator for each purchaser group and an issuer of letters of credit, and Market Street Funding LLC, as a conduit purchaser and related committed purchaser.